Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

ISATORI, INC. FILES S-1 AND S-8 REGISTRATION STATEMENTS

IN ACCORDANCE WITH 2012 MERGER AGREEMENT AND EMPLOYEE INCENTIVE STOCK

OPTION PLAN

GOLDEN (DENVER, CO)—(Market Wired) April 30, 2013—iSatori, Inc. (OTCQB: IFIT) (“the Company”), an emerging leader in the development and marketing of scientifically engineered nutritional supplements for healthier lifestyles, today announced the filing of an S-1 registration statement with the U.S. Securities and Exchange Commission covering 12.4 million shares of its common stock. The majority of these shares have been outstanding and were previously issued in connection with the Company’s merger (the “Merger”) with and into Integrated Security Systems, Inc. on April 5, 2012. Such shares are being registered pursuant to an investor rights agreement entered into in connection with the Merger. The shares being registered include shares owned by the Company’s founder and CEO, Stephen Adele (approximately 6.4 million), as well as other shares and shares underlying various derivative instruments held by early Company investors. To the Company’s knowledge, no selling shareholders listed in the S-1 has immediate plans to sell their shares.

In addition, the Company has also filed two S-8 registration statements covering, in total, 1.4 million additional shares of its common stock. These shares are issuable under the two Company’s separate employee stock option plans. The shares may be issuable over the next several years based on the direction of the Company’s board of directors and the Company’s personnel recruiting and retention needs. There is no present intention of any of the Company’s employees to resell shares issuable under these plans, or underlying the stock options available to such employees.

About iSatori, Inc.

iSatori, Inc. is a consumer products firm that develops and sells nutritional products in the performance, weight loss, and energy markets through online marketing, Fortune 500 retailers, and thousands of retail stores around the world. More information about the Company is available at www.iSatori.com.

Forward-looking statements

This news release contains statements made about future events and expectations, or “forward-looking statements.” Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events, or similar statements which generally are not historical in nature. Actual results may differ materially from those expressed or implied by the forward-looking statements contained in this release. Forward-looking statements are subject to numerous risks, uncertainties, and assumptions about us and our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contact:

iSatori, Inc.

Stephen Adele

1-303-215-9174

PR@isatoritech.com

RJ Falkner & Company, Inc.

R. Jerry Falkner, CFA, President

800-377-9893 p_baron@yahoo.com

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